This announcement is neither an offer to purchase  nor  a  solicitation  of  an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase,  dated  March  11,  2002  (the  "Offer  to
   Purchase"), and the related Letter of Transmittal, and any amendments  or supplements thereto. The Offer is not  being  made  to,  nor  will  the
     Purchaser (as defined below) accept tenders from, holders  of  Shares in any state of the United States or any  foreign  jurisdiction  in which the Offer  or  the  acceptance  thereof  would  not  be  in compliance with the laws of such state or foreign jurisdiction.
         The  Purchaser  is  not  aware  of  any  state   or   foreign
          jurisdiction the laws of which would prohibit the Offer  or such acceptance.

                     Notice of Offer to Purchase for Cash
                         All Outstanding Common Shares
          (Including Common Shares Issuable Upon Exercise of Options)
                                      of
                           HAWKER PACIFIC AEROSPACE
                                      at
                                $3.25 Per Share
                                      by
                         LHT ACQUISITION CORPORATION,

                         a wholly-owned subsidiary of

                             LUFTHANSA TECHNIK AG

   LHT Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Lufthansa Technik AG, a corporation organized under the laws of the Federal Republic of Germany ("Parent"), is offering to purchase all issued and outstanding shares (except those already owned by Parent) of common stock, no par value, of Hawker Pacific Aerospace, a California corporation (the "Company"), at a price of $3.25 per share (the "Offer Price"), in cash, without interest thereon. The offer for the Company's common shares also includes common shares issuable upon the exercise of options to purchase common shares. Holders of options having exercise prices under the Company's stock option plan or management stock option agreements of less than $3.25 per share (the "Option Shares") will have the opportunity to exercise their options conditionally so that their exercise will only take effect if the Purchaser accepts their Option Shares for payment. The Purchaser is offering to pay to the holders of such options $3.25 per share less the per share exercise price and any required withholding taxes for each Option Share purchased in the offer. The offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 11, 2002 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). The Purchaser intends to accept for purchase the common shares tendered pursuant to the Offer only if they are free and clear of all encumbrances, liens, restrictions, charges or other third party rights and with all existing and future rights attaching to them. The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent or one or more of Parent's direct or indirect wholly-owned subsidiaries, the right to purchase all or any portion of the common shares tendered pursuant to the Offer. Unless the context indicates otherwise, as used herein, "shareholders" shall mean holders of common shares.

   The Purchaser is a newly formed company organized under the laws of Delaware. The Purchaser's principal executive office is located at 6501 East Apache, Suite 206, Tulsa, Oklahoma, 74115 and its telephone number is (918) 835-4591. The Purchaser is a wholly-owned subsidiary of Parent that to date has not conducted any business other than in connection with the Offer. It is not anticipated that the Purchaser will have any significant assets or liabilities (other than those arising in connection with the Offer and Merger (as defined below), including its financing) or engage in any activities other than those incident to the Purchaser's formation and capitalization, the Offer and the Merger, and the arrangement of financing for the Offer and Merger.

   Parent is a corporation organized under the laws of the Federal Republic of Germany. Parent's principal place of business is located at Weg beim Jager 193, D-22335 Hamburg, Germany and its telephone number is 011-49-405-070-4014. Parent is a provider of aircraft-related technical services. Parent is an affiliate of the Company due to Parent's ownership interest in the Company of 72.7% as of March 5, 2002. Parent is a wholly-owned subsidiary of DLH, a corporation organized under the laws of the Federal Republic of Germany. Its principal place of business is located at Von-Gablenz-Str. 2-6, 50679 Cologne, Germany and its telephone number is 011-49-221-826-2444. DLH is one of the largest airlines in Europe.

   The Company repairs and overhauls fixed wing and helicopter landing gear, hydromechanical components and wheels, brakes and braking system components for a diverse international customer base, including commercial airlines, air cargo operators, domestic government agencies, aircraft leasing companies, aircraft parts distributors and original equipment manufacturers. The Company is organized into two divisions and one wholly-owned subsidiary. The Company's principal operating division and headquarters is located at 11240 Sherman Way, Sun Valley, California, 91352 and its telephone number is (818) 765-6201. The subsidiary, Hawker Pacific Aerospace, Ltd., operates a major overhaul facility in Hayes (London) in the United Kingdom. The Company also operates a small hydraulic repair facility in Amsterdam, The Netherlands.

      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, APRIL 5, 2002, UNLESS THE OFFER IS EXTENDED.

   The Offer is conditioned upon there being validly tendered and not properly withdrawn prior to the expiration of the initial offering period and any extensions thereof for the Offer that number of common shares which, together with any common shares then beneficially owned by the Purchaser or Parent, represents at least 90% of the total number of outstanding common shares on a fully diluted basis on the date of purchase (the "Minimum Purchase").

   The purpose of the Offer is to acquire the entire equity interest in the Company. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 7, 2002 (the "Merger Agreement"), among the Purchaser, Parent and the Company. The Merger Agreement provides, among other things, that the Purchaser will make the Offer and further provides that, following the consummation of the Offer, upon the terms and subject to the conditions of the Merger Agreement and California General Corporation Law (the "CGCL"), the Purchaser and the Company will merge in a "short-form" merger (the "Merger"). Upon consummation of the Merger, the Company will continue as the surviving entity under the CGCL and will be a privately held company, wholly-owned by Parent. At the time the Merger becomes effective, each then outstanding common share (other than common shares (a) owned by Parent or the Purchaser, which Shares, by virtue of the Merger, will be cancelled and retired and will cease to exist with no payment being made with respect thereto, and (b) held by holders who properly exercise their appraisal rights in accordance with the
CGCL) will, by virtue of the Merger and without any action on the part of the holders of the Shares, be cancelled and without any action on the part of the holder thereof, be converted into the right to receive in cash an amount per common share equal to the Offer Price, without interest, less any required withholding tax, upon the surrender of the certificate(s) representing such common shares. The consummation of the Merger is subject to the satisfaction or waiver, where permissible, of certain conditions.

   Under the CGCL, the Merger may not be accomplished for cash paid to the Company's shareholders if the Purchaser owns directly or indirectly more than 50% but less than 90% of the then outstanding Shares, unless either all the shareholders consent or the Commissioner of Corporations of the State of California approves the terms and conditions of the Merger and the fairness thereof after a hearing. In addition, under the CGCL, the Merger may not be accomplished without the delivery of a fairness opinion to the Company. This opinion has been delivered by Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to the special committee of the Company's Board of Directors.

   The Board of Directors of the Company, based in part upon the recommendation of a special committee of independent directors of the Board of Directors of the Company, has approved the Offer, the Merger Agreement and the Merger, and has determined that the Offer, the Merger Agreement and the Merger are advisable and fair from a financial point of view to, and in the best interests of, the unaffiliated shareholders of the Company and recommends that the unaffiliated shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

   Pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Purchaser may elect, subject to certain conditions, to provide a subsequent offering period of three business days to 20 business days in length following the Expiration Date. A subsequent offering period would be an additional period of time, following the Expiration Date, during which a shareholder may tender Shares not tendered during the initial offering period. During a subsequent offering period, tendering shareholders will not have withdrawal rights and the Purchaser will promptly purchase any Shares tendered at the same price paid for Shares tendered during the initial offering period.

   The Merger Agreement provides that, without the consent of the Company, the Purchaser may (a) extend the Offer, if, at the Expiration Date of the Offer (with respect to either the initial offering period or an extended offering period, as the case may be), certain conditions have not been satisfied or waived, (b) extend the Offer for any period required by any statute, rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission or any other governmental entity applicable to the Offer, (c) extend the Offer on one or more occasions for an aggregate of not more than 60 business days beyond the latest Expiration Date that would otherwise be permitted under clauses (a) and (b) on this sentence to meet the Minimum Condition, (d) elect to provide one or more subsequent offering periods pursuant to Rule 14d-11 of the Exchange Act, (e) increase the Offer Price and extend the Offer in connection with such increase to the extent required by applicable federal securities laws, and (f) waive any condition to the Offer as described in Section 19 of the Offer to Purchase. In addition, the Merger Agreement provides that the Purchaser may, without the consent of the Company, increase the Offer Price and extend the Offer in connection with such increase to the extent required by law.

   Withdrawal rights are available beginning on the date the Offer commences and ending at the Expiration Date, 12:00 midnight, New York City time, on Friday, April 5, 2002, unless the Offer is extended.

   To tender common shares (other than by conditional option exercise, for which shareholders must follow the Instructions set forth in the Memorandum to Eligible Option Holders and the Instructions for Conditional Exercise), a shareholder must deliver the certificate(s) representing his or her Shares, together with a completed Letter of Transmittal and any other documents required, to U.S. Stock Transfer Corporation, the depositary for the Offer, not later than the Expiration Date. If a shareholder's Shares are held in street name, the Shares can only be tendered by such shareholder's nominee through the Depository Trust Company ("DTC" or the "Book-Entry Transfer Facility"). If a shareholder cannot deliver a required document to the depositary prior to the expiration of the offer, a shareholder may get extra time to do so by having a broker, a bank or other fiduciary, which is a member of the Securities Transfer Agents Medallion Program or other eligible institution, guarantee that the missing items will be received by the depositary within three Nasdaq National Market trading days. However, the depositary must receive the missing items within that three trading day period.

   To withdraw common shares previously tendered, a shareholder must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while the shareholder still has the right to withdraw the Shares. To withdraw Option Shares, a shareholder must follow the Instructions set forth in the Memorandum to Eligible Option Holders and the Instructions for Conditional Exercise. A shareholder has the right to withdraw Shares at any time until the initial offer period and any extensions of such period have expired. If it is decided to provide a subsequent offering period, any Shares tendered during such period are accepted immediately and thus any Shares tendered during any subsequent offering period will not be able to be withdrawn.

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser and Parent, in their sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   Except as set forth below, in order for the Shares (other than Option Shares) to be validly tendered in the Offer, either (a) the shareholder must deliver to the depositary at one of its addresses set forth on the back cover page of the Offer to Purchase prior to the Expiration Date, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, and either (1) certificate(s) for tendered Shares ("Share Certificates") must be received by the depositary at one of such addresses or (2) such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation, as defined below, received by the depositary), in each case prior to the Expiration Date, or (b) the shareholder must comply with the guaranteed delivery procedures set forth in the Offer to Purchase.

   The depositary will establish an account with respect to the Shares at the DTC for purposes of the Offer within two business days after the date of the Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the depositary's account at the Book-Entry Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the depositary at one of its addresses set forth on the back cover of the Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures as described in the Offer to Purchase. The confirmation of a book-entry transfer of Shares into the depositary's account at the Book-Entry Transfer Facility as described above is referred to as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the depositary.

   The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

   Participants in DTC may tender their Shares in accordance with DTC's Automated Tender Offer Program, to the extent it is available to such participants for the Shares they wish to tender. A shareholder tendering through the Automated Tender Offer Program must expressly acknowledge that the shareholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against such shareholder.

   The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the shareholder, and delivery will be considered made only when the depositary actually receives them. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, shareholders should allow sufficient time to ensure timely delivery.

   After the effective time of the Offer and the Merger, current shareholders of the Company will cease to have ownership interests in the Company or rights as shareholders of the Company. Therefore, the current shareholders of the Company will not participate in any future earnings or losses or the growth or decline of the Company. Upon completion of the Merger, Parent will own all of the equity of the Company. Parent will be the beneficiary of the future earnings and growth of the Company, if any.

   A U.S. shareholder that receives cash for common shares pursuant to the Offer, the Merger Agreement or the Merger will generally recognize gain or loss equal to the difference between the amount of cash received and the shareholder's adjusted tax basis in the common shares surrendered. A U.S. shareholder that receives cash for Option Shares pursuant to the Offer will generally recognize compensation income for each Option Share sold in an amount equal to the excess of $3.25 over the exercise price per share of the relevant option for such Option Shares (plus any required withholding taxes).

   The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

   The Purchaser has requested the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant material will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

   The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

   Questions and requests for assistance or additional copies of the Offer to Purchase, Letter of Transmittal and any other tender offer materials may be directed to the Information Agent at its telephone number and location listed below, and copies will be promptly furnished at Purchaser's expense. Purchaser will not pay fees to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.

                    North America                Europe
                   77 Water Street          No. 2 London Wall
              New York, New York 10005    Buildings, 2nd Floor
               Banks and Brokers Call:         London Wall
                   (212) 269-5550        London EC2M 5PP United
               All Others Call: (800)            Kingdom
                      431-9646          Call: +(44) 20 7920 9700

   March 11, 2002